Exhibit 5.1

Quarles & Brady LLP Attorneys at Law 411 East Wisconsin Avenue Suite 2400 Milwaukee, Wisconsin 53202-4428 414-277-5000 Fax 414-271-3552 quarles.com

February 13, 2025

Zurn Elkay Water Solutions Corporation

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We have acted as legal counsel to Zurn Elkay Water Solutions Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR, as amended (File No. 333-284835) (the “Registration Statement”), which became effective on February 11, 2025. You have asked us to furnish our opinion as to the legality of 8,912,500 shares of common stock of the Company, par value $0.01 per share, including up to 1,162,500 shares of common stock issuable upon exercise of the option to purchase additional shares (the “Offered Shares”), which are registered under the Registration Statement and which are being offered and sold by Ice Mountain LLC (the “Selling Shareholder”) pursuant to an Underwriting Agreement dated February 11, 2025 (the “Underwriting Agreement”), by and among Evercore Group L.L.C., as representatives for the several underwriters named therein, the Selling Shareholder and the Company.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement;

2.	the preliminary prospectus supplement dated February 11, 2025 (the “Preliminary Prospectus Supplement”);

3.	the final prospectus supplement dated February 12, 2025 (the “Final Prospectus Supplement”); and

4.	the Underwriting Agreement.

In addition, we have examined (i) such corporate records of the Company as we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, (ii) copies of resolutions of the board of directors of the

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Zurn Elkay Water Solutions Corporation

February 13, 2025

Company relating to the issuance of the Offered Shares, certified by the Company, and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

We have also relied upon oral and written statements of officers and representatives of the Company, upon the representations and warranties of the Company made in the Underwriting Agreement as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Offered Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the Delaware General Corporation Law. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Final Prospectus Supplement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ QUARLES & BRADY LLP

QUARLES & BRADY LLP